UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 17, 2023

AG Twin Brook Capital Income Fund
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-56502	88-6103622
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

245 Park Avenue, 26th Floor,
New York, NY 10167
(Address of Principal Executive Offices, Zip Code)

(212) 692-2000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On November 17, 2023, AG Twin Brook Capital Income Fund, a Delaware statutory trust (the “Company”), as borrower, entered into a new Senior Secured Revolving Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Truist Credit Facility”), with the lenders and issuing banks party thereto and Truist Bank, as administrative agent.

The Truist Credit Facility created a revolving loan facility with an initial maximum amount of $300,000,000, subject to availability under a borrowing base which consists primarily of commercial loans originated by the Company. The Company may seek additional commitments from new and existing lenders in the future, up to an aggregate facility size not to exceed $700,000,000. The Company may prepay any class of loans and/or terminate or reduce the revolving commitments of any class under the Truist Credit Facility at any time without penalty. The obligation of the lenders to make loans under the Truist Credit Facility will terminate on November 17, 2027 and the loan facility is scheduled to mature on November 17, 2028. The revolving loans will be subject to an interest rate of, at the Company’s option, adjusted term SOFR plus 2.00% or the alternate base rate plus 1.00%.

The Truist Credit Facility is guaranteed by Twin Brook Capital Funding XXXIII, LLC (the “Guarantor”), a direct and wholly owned subsidiary of the Company, and will be guaranteed by certain domestic subsidiaries of the Company that are formed or acquired by the Company in the future. The Truist Credit Facility is secured by all assets of the Company and the Guarantor.

Borrowings under the Truist Credit Facility (and the incurrence of certain other permitted debt) are subject to compliance with a borrowing base that applies different advance rates based on the relevant asset coverage ratio as of the date of determination. Borrowings under the Truist Credit Facility are subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

Under the Truist Credit Facility, the Company has made certain customary representations and warranties, and is required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities. In addition, the Company must comply with certain financial covenants with respect to the Company and its consolidated subsidiaries including a minimum shareholders’ equity and net worth, measured as of each fiscal quarter end, a 150% asset coverage ratio, a liquidity reserve of 10% of the Company’s unfunded loan commitments and a liquidity test based on the value eligible portfolio investments in the Collateral Pool that are cash or readily converted to be less than 10% of the covered debt amount, for more than 30 consecutive business days during any period when the adjusted covered debt balance is greater than 90% of the adjusted borrowing base. The Truist Credit Facility also contains events of default customary for transactions of this nature.

The foregoing description of the Truist Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Truist Credit Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the Truist Credit Facility is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
10.1
Senior Secured Revolving Credit Agreement, dated as of November 17, 2023, by and among AG Twin Brook Capital Income Fund, the Lenders and Issuing Banks (as defined therein) party thereto and Truist Bank

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AG Twin Brook Capital Income Fund

Dated: November 21, 2023	By:	/s/ Terrence Walters
	Name:	Terrence Walters
	Title:	Chief Financial Officer and Treasurer